                                                                    Exhibit 99-1

THE PROFIT SHARING PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.


Financial Statements and Schedule


December 31, 2002 and 2001

(With Independent Auditors' Report Thereon)




THE PROFIT SHARING PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.


Statements of Net Assets Available for Plan Benefits


December 31, 2002 and 2001

(In thousands)

                                                      2002            2001
Assets:
 Investment interest in Master Trust
  at fair value (Note 4)                      $     199,842         231,862
 Participant loans receivable                        13,538          14,299
 Employer contribution receivable                     1,361              --

      Net assets available for benefits       $     214,741         246,161


The accompanying notes are an integral part of these financial statements.

XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.

Statement of Changes in Net Assets Available for Plan Benefits

Year ended December 31, 2002

(In thousands)

                                                                     2002
Additions:
 Additions to net assets attributed to:
  Contributions:
   Participant                                              $       15,804
   Rollovers from RIGP and ESOP                                      5,083
   Company match                                                     2,849


      Total contributions                                           23,736


  Investment loss from Plan interest in Master Trust, net
         of administrative expenses                                (15,634)
  Interest income on participant loans                                 952

      Total additions                                                9,054


Deductions:
 Deductions from net assets attributed to:
  Benefits paid to participants                                     40,474


      Total deductions                                              40,474


Net decrease in assets available for benefits                       31,420

Net assets available for benefits:
  Beginning of year                                                246,161

  End of year                                             $        214,741


The accompanying notes are an integral part of these financial statements.

THE PROFIT SHARING PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.


Notes to Financial Statements


December 31, 2002 and 2001

(1)  Description of the Plan

The following description of The Profit Sharing Plan of Xerox Corporation and The Xerographic Division, Union of Needletrades, Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C. (the "Plan") provides only general information. Participants should refer to the summary plan description or plan document for a more complete description of the Plan's provisions.

(a) General


The Plan is a defined contribution plan covering substantially all domestic full and part-time Union of Needletrades, Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C. employees of Xerox Corporation (the "Company"). Eligible employees are entitled to participate in the Plan immediately upon hire.

(b) Contributions


Subject to limits imposed by the Internal Revenue Code (the "Code"), eligible employees may contribute up to 80% of pay (as defined in the Plan) through a combination of before-tax and after-tax payroll deductions. Xerox Corporation provides for a cash match and a previously provided profit sharing contribution.

Xerox Corporation matches 35% of the employee before-tax savings contributions, up to a maximum match equaling 4% of annual pay up to the IRS 401(k) elective deferral limit. These contributions are made annually to eligible participants of record on the last day of February following the plan year-end.

The profit sharing contribution under the Plan was eliminated effective January 1, 2002 and the Company's contribution for 2002 was comprised entirely in the form of stock options, which are not a component of the Plan.

For the calendar year ended December 31, 2001, the sponsor's earnings per share ("EPS") growth was below 5%. Therefore, there was no profit sharing contribution for 2001 as provided under the Plan document.

Separated participants can elect to roll their balances from certain Company affiliate plans (the Retirement Income Guarantee Plan of Xerox Corporation and the Xerographic Division of Needletrades, Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C. ("RIGP-Union") or the Xerox Employee Stock Ownership Plan ("ESOP")) into their Plan balance. This is a one-time rollover election at the time they choose to receive a distribution from the RIGP-Union or ESOP.


(c) Vesting


Participants are vested immediately in their contributions and actual earnings thereon. A participant is 100% vested in profit sharing contributions after three years of vesting service.

To be eligible to receive the matching Company contribution, the employee must complete six months of service, and be actively employed on the last day in February of the year in which the contribution is made or have retired or died between January 1 of the prior year and the last day in February of the year in which the contribution is made.


(d) Payment of Benefits


Upon termination of service, a participant may elect to defer receipt of benefits or receive a lump-sum amount equal to the value of his or her account. There were no benefits payable at December 31, 2002 and 2001.

THE PROFIT SHARING PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.


Notes to Financial Statements


December 31, 2002 and 2001

(e)  Investment Options

Plan participants are able to direct the investment of their Plan holdings (employer and employee contributions) into various investment options as offered under the Plan on a daily basis. The investment options consist of three tiers of funds (Tier I, II, and III), each tier consists of several underlying funds with various levels of market risk and returns. The options consist of several balanced funds, a company stock fund, several other stock funds, a bond fund and a Marketplace Window (mutual funds).

(f)  Participant Loans


Participants are permitted to borrow from their accounts subject to limitations set forth in the plan document. The loans are payable over terms up to 4.5 years except in the case of principle residence loans which are payable over terms up to 14.5 years. Loans bear interest at the quarterly Citibank commercial prime rate in effect at the time of loan issuance plus 1%. Principal and interest payments on the loans are redeposited into the participants' accounts based on their current investment allocation elections. Interest rates ranged from 5.75% to 11.5% and 7% to 11.5% at December 31, 2002 and 2001, respectively.

(g)  Administration


The Company is responsible for the general administration of the Plan and for carrying out the plan provisions. The trustee of the Plan is State Street Bank and Trust Company (the "Trustee"). Hewitt Associates (the "Recordkeeper") is the recordkeeper of the Plan.


(h)  Plan Termination


The Plan was established with the expectation that it will continue indefinitely, however, the Company and Union reserve the right to amend or terminate the Plan. In the event of a full or partial termination of the Plan, each participant becomes fully vested and the rights of all affected participants in the value of their accounts would be nonforfeitable.

(2)  Summary of Significant Accounting Policies

(a)  Basis of Accounting


The Plan's financial statements are prepared under the accrual basis of accounting.

(b)  Benefit Payments


Benefit payments are recorded when paid.

(c)  Contributions


Contributions are recorded when withheld from participants' pay.

(d)  Use of Estimates


The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(e)  Basis of Presentation

The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (the "Master Trust"). The value of the Plan's interest in the Master Trust is based on the beginning of year value of the Plan's interest in the Master Trust, plus actual contributions and investment results based on participant account balances, less actual distribution and allocated administrative expenses. For financial reporting purposes, investment results on plan assets and any realized or unrealized gains or losses on such assets and expenses in the Master Trust are allocated to the Plan based on participant account balances.

The Master Trust holds assets for other Company-sponsored plans, some of which may be defined contribution plans and some defined benefit plans. Because the Plan's interest in the Master Trust is based on participant investment options, there are certain Master Trust investments in which the Plan does not invest.


(f)  Valuation of Investments


The Plan's investment in the Master Trust is recorded at an amount equal to the Plan's interest in the underlying investments of the Master Trust. Investments of the Master Trust are stated at fair value. Common and preferred shares, corporate and government bonds are valued based on quoted market prices if available. Non-readily marketable investments are carried at estimated fair value. Registered investment companies and bank collective investment funds are valued based on net asset value. Purchases and sales of securities are recorded on a trade-date basis as affirmed by investment managers. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Participant notes receivable are valued at cost which approximates fair value.

THE PROFIT SHARING PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.


Notes to Financial Statements


December 31, 2002 and 2001

(g) Administrative Expenses


Certain administrative expenses such as, Trustee, Custodian and Investment Manager Fees are paid by the Master Trust and are netted against Master Trust investment income (loss). Certain other administrative expenses are paid by the Company.

(h) Risks and Uncertainties


Investments are exposed to various risks, such as interest rate and market. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in risks in the near term would materially affect the amount reported in the statements of assets available for benefits and the statement of changes in net assets available for benefits.

(i) Reclassifications


Certain prior period amounts have been reclassified to conform with current period presentation.


(3)  Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated August 28, 2002, covering plan amendments through October 30, 2001, that the Plan and related Master Trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the plan administrator and plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

 (4)  Master Trust

As discussed in Note 2, the Plan participates in the Master Trust. The Trustee, holds the Master Trust's investment assets, provides certain administrative functions for each of the Plans participating in the Master Trust, and executes investment transactions as directed by participants. The following Xerox employee benefit plans represent the following percentages in the net assets of the Master Trust as of December 31:

                                                       2002            2001

Xerox Corporation Savings Plan                         44.8%           41.3%

The Profit Sharing Plan of Xerox Corporation
 and The Xerographic Division, Union of
 Needletrades, Industrial and Textile
 Employees, A.F.L. - C.I.O. - C.L.C.                    3.2%            3.0%

Xerox Corporation Retirement Income
 Guarantee Plan                                        48.0%           51.2%

Retirement Income Guarantee Plan of Xerox
 Corporation and The Xerographic Division,
 Union of Needletrades, Industrial and
 Textile Employees, A.F.L. - C.I.O. - C.L.C.            4.0%            4.5%

THE PROFIT SHARING PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.


Notes to Financial Statements


December 31, 2002 and 2001


The following financial information is presented for the Master Trust.

Statement of Net Assets of the Master Trust is as follows (in thousands):


                                                          December 31,
                                                      2002            2001
Assets:
 Investments at fair value:
  At quoted market value -
   Short-term investments                        $   23,620      $   96,307
   Fixed income investments                         832,708       1,558,989
   Xerox stock fund                                 236,090         334,459
   Registered investment companies                  828,384         263,965
   Common and preferred stock                     1,454,995       1,949,737
   Common collective trusts                       2,940,717       3,460,861

  At estimated fair value -
   Interest in real estate
    trusts                                            1,382           2,025
   Other investments                                170,970         264,102


 Receivables:
  Accrued interest and dividends                     13,385          25,516
  Receivable for securities sold                    276,289         962,158
  Other receivables                                     840              60
      Total assets                                6,779,380       8,918,179


Liabilities:
 Payable for securities purchased                   428,849       1,123,575
 Other                                               15,295           8,516
      Total liabilities                             444,144       1,132,091

      Net assets available for benefits          $6,335,236       7,786,088

THE PROFIT SHARING PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.


Notes to Financial Statements


December 31, 2002 and 2001


Statement of changes in net assets of the Master Trust for the year ended December 31, 2002 is as follows (in thousands):

Additions (deductions) to net assets attributable to:
 Investments earnings:
 Interest and dividends                                        $    99,674
 Net depreciation of investments                                  (914,974)
 Margin variation on futures contracts                              (3,196)
 Foreign currency gain                                               9,733
 Other                                                              11,001

      Total investment losses                                     (797,762)

      Total additions (deductions)                                (797,762)


Deductions from net assets attributable to:
 Net transfers out of Master Trust                                 613,117
 Administrative expenses                                            39,973


      Total deductions                                             653,090


Net decrease in net assets available for benefits                1,450,852


Net assets available for benefits:
 Beginning of year                                               7,786,088


 End of year                                                   $ 6,335,236

THE PROFIT SHARING PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.


Notes to Financial Statements

December 31, 2002 and 2001

The Profit Sharing Joint Administrative Board approves the overall investment strategy for the Master Trust investments, including the broad guidelines under which they are managed. The Profit Sharing Joint Administrative Board consists of nine members, including four representatives of Xerox Corporation and five representatives of UNITE. The Xerox Corporate Treasurer chairs the Fiduciary Investment Review Committee, which is composed of corporate officers who oversee the management of the funds on a regular basis. As of October 26, 2001, Xerox retained General Motors Asset Management and its affiliates to provide investment services to this plan, including investment management, asset allocation, research, and the selection, evaluation, and monitoring of investment managers.

During 2002, the Master Trust's investments (including investments bought, sold, as well as held during the year) (depreciated) in value as follows (in thousands):


                                                                   December 31,
                                                                      2002

Investments at quoted market value:
 Short-term and fixed income investments                          $ (28,098)
 Xerox stock fund                                                   (63,507)
 Registered investment companies                                   (419,485)
 Common and preferred stock                                         (56,199)
 Common collective trusts                                          (246,310)

Investments at estimated fair value:
 Interest in real estate trusts                                        (643)
  Other investments                                                (100,732)

         Net Depreciation                                         $(914,974)


(5)  Related Party Transactions

The Plan invests in a unitized stock fund, The Xerox Stock Fund (the "Fund"), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2002, the Plan purchased common shares in the Fund in the approximate amount of $2,190,586, sold common shares in the Fund in the approximate amount of $4,630,937, and had net depreciation and dividends in the Fund of approximately $(5,218,174). The total value of the Plan's investment in the Fund was approximately $16,526,300 and $23,412,130 at December 31, 2002 and 2001, respectively. These transactions, as well as participant loans, qualify as party in interest transactions.

In addition, certain funds are managed by an affiliate of the Trustee and therefore qualify as party-in-interest transactions.

(6)  Contingencies

In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.

(7)  Subsequent Event

Effective February 2003, the Plan will be known as The Savings Plan of Xerox Corporation and The Xerographic Division, Union of Needletrades, Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C.

THE PROFIT SHARING PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.

Schedule of Assets (Held at End of Year)-Schedule H, Part IV, Item 4i,
Schedule I


December 31, 2002                                                     Schedule I


                               Description of investment
                               including maturity
 Identity of issuer,           date, rate of
    borrower,                  interest, collateral,                    Current
 lessor,or similar party       par or maturity value           Cost      value



*Participant loans receivable  Loans to Plan participants,
                               maturity dates through
                               June 27, 2017, interest rates
                               from 5.75% to 11.5% per annum         $13,538,484

 *Party-in-interest.



                         Report of Independent Auditors

To the Participants and Administrator of The Profit Sharing Plan of Xerox Corporation and
The Xerographic Division, Union of Needletrades,
Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C.:


In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Profit Sharing Plan of Xerox Corporation and The Xerographic Division, Union of Needletrades, Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C. (the "Plan") at December 31, 2002 and 2001, and the changes in net assets available for benefits for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                  /s/ PricewaterhouseCoopers LLP
                                                      PricewaterhouseCoopers LLP

New York, New York
June 16, 2003